Alston&Bird llp
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October 7, 2010

HealthSouth Corporation
3660 Grandview Parkway, Suite 200
Birmingham, AL 35243

Ladies and Gentlemen:

We are acting as counsel to HealthSouth Corporation, a Delaware corporation (the “Company”) and certain guarantors of the Company (collectively, the “Guarantors”), in connection with the offering of the Company’s 7.250% senior notes due 2018 (the “2018 Notes”) and 7.750% senior notes due 2022 (the “2022 Notes,” and together with the 2018 Notes, the “Notes”).  This opinion letter is rendered pursuant to Item 601(b)(5) of Regulation S-K.

We have examined the Indenture dated as of December 1, 2009, by and among the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (as amended, supplemented and otherwise modified prior to the date hereof, the “Indenture”), the Second Supplemental Indenture dated October 7, 2010 (the “Second Supplemental Indenture”) and the Third Supplemental Indenture dated October 7, 2010 (the “Third Supplemental Indenture,” together with the Second Supplemental Indenture, the “Supplemental Indentures”), each among the Company, the Guarantors and the Trustee, the Notes, and the Registration Statement on Form S-3 (File No. 333-151848) (the “Registration Statement”).  We also have examined originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, certificates and instruments (collectively, the “Ancillary Documents”) as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.  In rendering such opinions, we have relied as to factual matters upon the representations, warranties and other statements made in the Indenture, the Supplemental Indentures and the Ancillary Documents.

In rendering our opinions set forth below, we have assumed, without any independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, telefacsimile, photostatic or electronic copies, (v) that the form of the Notes will conform to that included in the Supplemental  Indentures, (vi) the due authorization, execution and delivery of the Indenture, the Supplemental Indentures and the Notes, by each of the parties thereto under the laws of their respective jurisdictions of incorporation or organization, (vii) that all parties to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed

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October 7, 2010

thereunder, and (viii) that the Indenture and the Supplemental Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended.

The opinions rendered in paragraphs 1 and 2 below relating to the enforceability of the Indenture, the Supplemental Indentures and the Notes are subject to the effects of: (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ right and remedies generally; (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance; (iii) concepts of good faith, fair dealing, materiality and reasonableness; and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that is contrary to public policy.  In particular, as contemplated by these qualifications, in rendering the opinions sets forth in paragraphs 1 and 2 below, we express no opinion as to federal or state laws relating to fraudulent conveyances or fraudulent transfers.  Further, no opinion is given herein as to the enforceability of any particular provision of the Indenture, the Supplemental Indentures and the Notes, relating to (i) waivers of rights to object to jurisdiction or venue, or consents to jurisdiction or venue, (ii) waivers of rights to (or methods of) service of process, or rights to trial by jury, or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iv) the grant of powers of attorney or proxies, (v) exculpation or exoneration clauses, indemnity clauses, and clauses relating to releases or waivers of unmatured claims or rights, (vi) submission to binding arbitration, or (vii) the imposition or collection or payment of any premium, liquidated damages, or other amount which may be held by any court to be a “penalty” or a “forfeiture.”

Based on the foregoing, it is our opinion that:

1.           each of the Indenture, the Second Supplemental and the Third Supplemental Indenture is a legal, valid and binding obligation of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with their respective terms; and

2.           the Notes are validly issued and constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and the Supplemental Indentures and enforceable against the Company in accordance with their terms.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware, the laws of the State of New York, and the federal law of the United States, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement.  The only opinions rendered by us consist of those matters set forth in the paragraphs 1 and 2 above, and no opinion may be implied

October 7, 2010

or inferred beyond the opinions expressly stated.  Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to the incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

Date	By:	/s/ Mark F. McElreath
Mark F. McElreath
Partner